                                                                   EXHIBIT 10.27

                   EMPLOYMENT AND NON-COMPETITION AGREEMENT

     This Employment and Non-Competition Agreement (this "Agreement"), dated as of March 8, 2000, is by and among IFCO Systems N.V. (the "Company"), a public limited liability company incorporated under the laws of the Netherlands, and Howe Q. Wallace ("Employee").

                                    RECITALS

     WHEREAS, the Company is engaged, directly or through its subsidiaries, in the following businesses: (i) providing round-trip systems, including, without limitation, round-trip containers, and other services related thereto, (ii) manufacturing, recycling, repairing, marketing, distributing, brokering, leasing, managing and/or transporting new or used pallets or pallet parts and other logistics and related services with respect thereto, and (iii) reconditioning, distributing, brokering, leasing, managing and/or transporting drums and providing other logistics and related services with respect thereto; and

     WHEREAS, the Company, PalEx, Inc. ("PalEx"), and the other parties named therein, are parties to that certain Amended and Restated Agreement and Plan of Reorganization (the "Merger Agreement") dated as of October 6, 1999, but effective as of March 29, 1999, which, inter alia, provides for the merger of PalEx with and into a subsidiary of the Company (the "Merger"); and

     WHEREAS, the Merger is closing on the date first written above; and

     WHEREAS, prior to the Merger, Employee has been employed by PalEx and, together with PalEx, is a party to that certain Employment and Non-Competition Agreement dated as of March 19, 1997 (the "Original Employment Agreement"); and

     WHEREAS, the consummation of the Merger results in a "Change in Control," as such term is defined and used in the Original Employment Agreement; and

     WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company desires to retain Employee as an employee and officer of the Company in accordance with the terms of this Agreement, and Employee desires to accept such employment on such terms; and

     WHEREAS, the Company and Employee desire to terminate the Original Employment Agreement as of the date hereof and provide for Employee's waiver of any right to payments or damages as a result of such termination, including, without limitation, any payments arising under Sections 4(e) and 11 of the Original Employment Agreement;

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                                   AGREEMENTS

     1.   Employment and Duties; Termination of Original Employment Agreement.

     (a) The Company hereby employs Employee as its Executive Vice President, Human Resources. As such, Employee shall have responsibilities, duties and authority commensurate with such position. Employee will report to the Chief Executive Officer of the Company. Employee shall be based at the Company's principal offices in the Tampa, Orlando, or Bartow, Florida area. Employee hereby accepts this employment upon the terms and conditions herein contained and agrees to devote Employee's time, attention and best efforts to promote and further the business of the Company.

     (b) Employee shall faithfully adhere to, execute and fulfill all policies established by the Company.

     (c) Employee shall not, during the term of Employee's employment hereunder, be engaged in any business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee's duties and responsibilities hereunder. However, the foregoing limitations shall not be construed as prohibiting Employee from performing services for Sunbelt Forest Products Corporation, if applicable, to the extent such services do not interfere with employee's duties or responsibilities hereunder or from making personal investments in such form or manner as will neither require his services in the operation or affairs of the enterprises in which such investments are made nor violate the terms of Section 3 hereof.

     (d) Employee and the Company hereby agree the Original Employment Agreement is terminated effective as of the date hereof. Employee hereby waives any right he has or may have to receive, or to elect to receive, any payment from the Company as a result of the Change in Control (as such term is defined in the Original Employment Agreement) resulting from the Merger, including, without limitation, rights under Sections 4(e) and 11 of the Original Employment Agreement.

     2. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

     (a) Base Salary. Beginning on the date of this Agreement and through the end of the Term (as hereinafter defined), the base salary payable to Employee shall be $225,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures. On at least an annual basis after the first year of the Term, the Compensation Committee of the Board of Directors of the Company (the "Committee") shall review Employee's performance and may recommend increases to such base salary if, in the Committee's discretion, any such increase is warranted.

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

     (b) Closing Bonus. On the date first written above, the Company shall pay Employee a Merger closing bonus of $82,500, less any applicable withholdings.

     (c) Stock Option Grant. The Company shall cause to be issued to Employee non-qualified options to purchase 50,000 shares of the common stock of the Company at the initial public offering price of such shares, which options shall
(i) vest in equal annual installments over a four-year period from the date of grant, (ii) not terminate if Employee's employment is terminated "without cause," as defined in Section 4(d), to the extent such options are vested at the time of such termination, (iii) be granted in accordance with the terms of the Company's employee stock option plan (the "Option Plan"), and (iv) be subject to Employee executing and delivering the form of stock option agreement and any other documents required under the Option Plan.

     (d) Incentive Bonus Plan. For 2000 and subsequent years during the Term, it is the Company's intent to develop a written Incentive Bonus Plan setting forth the criteria under which Employee and other officers and key employees will be eligible to receive year-end bonus awards. Employee's targeted annual bonus (which term shall be defined consistent with the bonus plan being developed by the Company with the assistance of Towers Perrin) shall be 30% of base salary.

     (e) Perquisites, Benefits and Other Compensation. Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

          (i) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

          (ii) Three weeks of paid vacation per year or such greater amount as may be afforded officers and key employees at similar levels under the Company's policies in effect from time to time.

          (iii) The Company shall provide Employee with other executive perquisites as may be available to or deemed appropriate for Employee by the Board or the Committee, participation in all other Company-wide employee benefits as may be adopted from time to time by the Company.

     3.   Non-Competition Agreement.

     (a) Employee recognizes that the Company's willingness to enter into this Agreement and agreement to provide Employee with Confidential Information is based in material part on Employee's agreement to the provisions of this Section 3 and that Employee's breach of the

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provisions of this Section could materially damage the Company. Therefore, in consideration of the benefits to be received by Employee pursuant to the terms of this Agreement, including the provisions regarding severance payments hereunder, and in consideration of the Company's agreement to provide Confidential Information to Employee, Employee agrees that Employee will not, during the period of Employee's employment by or with the Company, and for two years following the date thereof, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

          (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Company or any of its subsidiaries;

          (ii) call upon any person who is, at that time, an employee of the Company or any of its subsidiaries, for the purpose or with the intent of enticing such employee away from or out of the employ of such party; or

          (iii) call upon any person or entity which is a customer of the Company or any of its subsidiaries for the purpose of soliciting or selling products or services in direct competition with the Company or any of its subsidiaries.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, provided the stock of such competitor is traded on a national securities exchange or over-the-counter.

     (b) Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company by injunctions, restraining orders and other equitable actions.

     (c) The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 3 are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

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

     (d) Employee hereby agrees that the period during which the agreements and covenants of Employee made in this Section 3 shall be effective shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 3.

     4. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue for three years (the "Term"). This Agreement and Employee's employment may be terminated in any one of the following ways:

     (a) Death. The death of the Employee shall immediately terminate this Agreement with no severance compensation due to Employee's estate.

     (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from full-time duties hereunder for four consecutive months, then 30 days after receiving written notice (which notice may occur before or after the end of such four-month period, but which shall not be effective earlier than the last day of such four-month period), the Company may terminate Employee's employment hereunder provided Employee is unable to resume full-time duties at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or Employee's life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within 30 days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. If this Agreement is terminated as a result of Employee's disability, Employee shall receive from the Company, in a lump-sum payment due within 10 days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Term or for six months, whichever amount is greater.

     (c) Good Cause. The Company may terminate this Agreement 10 days after written notice to Employee for good cause, which shall be: (i) Employee's material and irreparable breach of this Agreement; (ii) Employee's gross negligence in the performance or intentional material nonperformance (continuing for 10 days after receipt of written notice of need to cure) of any of Employee's material duties and responsibilities hereunder; (iii) Employee's dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; (iv) Employee's conviction of a felony crime; or (v) chronic alcohol abuse or illegal drug abuse by Employee. In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

     (d) Without Cause. At any time during the Term, the Company or Employee may, without cause, terminate this Agreement and Employee's employment, effective 30 days after written notice is provided to the other party. The Company shall be deemed to have terminated the Employee's employment without cause, if the Company requires the Employee to relocate his permanent residence during the Term and if the Employee refuses to relocate and terminates his employment as a result of such requirement. Should Employee be terminated by the Company without cause during the Term, Employee shall receive from the Company, in a lump-sum payment due on the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Term or 12 months, whichever amount is greater. Further, any termination without cause by the Company shall operate to shorten the period set forth in Section 3(a) and during which the terms of Section 3 apply to one year from the date of termination of employment. If Employee resigns or otherwise terminates his employment without cause pursuant to this Section 4(d), Employee shall receive no severance compensation and the period set forth in Section 3(a) shall not be shortened.

     (e) Expiration of Term. The Company may terminate this Agreement effective upon the expiration of the Term. Employee acknowledges that this Agreement may be terminated pursuant to this Section 4(e) with or without a corresponding termination of Employee's employment with the Company. If this Agreement is terminated pursuant to this Section 4(e) and Employee remains employed by the Company thereafter, then Employee shall be an "at will" employee of the Company following such termination. In the event of a termination of Employee's employment pursuant to this Section 4(e), Employee shall have no right to any severance compensation.

     (f) Effect of Termination. Upon termination of this Agreement for any reason provided in subsections (a) through (e) above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable Employee only to the extent and in the manner expressly provided herein. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that Employee's obligations under Sections 3, 5, 6, 7 and 8 herein shall survive such termination in accordance with their terms.

     If termination of Employee's employment arises out of the Company's failure to pay Employee on a timely basis the amounts to which Employee is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of Section 14 below, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce Employee's rights hereunder.

     5. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or any of its subsidiaries or the representatives, vendors or customers thereof that pertain to the business of the Company or any of its subsidiaries shall be and remain the property of the Company or such subsidiary, as the case may be, and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or any subsidiary of the Company that are collected or held by Employee shall be delivered promptly to the Company or such subsidiary, as the case may be, without request by such party, upon termination of Employee's employment, without regard to the cause or reasons for such termination.

     6. Inventions. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are (a) conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, (b) directly related to the business or activities of the Company or any of its subsidiaries, or (c) conceived by Employee as a result of Employee's employment by the Company. Employee hereby assigns and agrees to assign all Employee's interests in any such invention, improvement or valuable discovery to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's or its subsidiaries' interests in any such invention, improvement or valuable discovery.

     7.   Confidentiality.

     (a) The Company agrees to provide Employee with Confidential Information (as defined below) during the term of Employee's employment with the Company. Employee acknowledges and agrees that he will have access to and receive Confidential Information and that all Confidential Information is confidential and a valuable, special, and unique asset of the Company that gives the Company and its subsidiaries advantages over their actual and potential, current and future competitors. Employee further acknowledges and agrees that Employee owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use; certain Confidential Information constitutes "trade secrets" under the laws of the State of Florida; and unauthorized disclosure or unauthorized use of the Confidential Information would irreparably injure the Company and its subsidiaries.

     (b) Both during the term of Employee's employment and after the termination of Employee's employment for any reason (including wrongful termination), Employee shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Employee by the Company. Employee shall not, at any time (either during or after the term of Employee's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile, or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Chief Executive Officer of the Company, or permit any other person to do so. Employee shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Employee.

     (c) Upon the termination of Employee's employment with the Company for any reason (including wrongful termination), and upon request of the Company at any other time, Employee shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Employee shall certify to the Company in writing that all such materials have been returned.

     (d) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the Company or any of its subsidiaries (whether or not owned or developed by the Company or such subsidiary and whether or not developed by Employee) that is not generally known to the public. Confidential information includes, but is not limited to, the following: (i) all trade secrets of the Company and its subsidiaries; (ii) all information that the Company or any of its subsidiaries has marked as confidential or has otherwise described to Employee (either in writing or orally) as confidential; (iii) all nonpublic information concerning the Company's or any of its subsidiaries' products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, competition, test data, customers, customer lists and records, suppliers and contracts; (iv) all business records and plans of the Company or any of its subsidiaries; (v) all personnel files of the Company and its subsidiaries;(vi) all financial information of or concerning the Company and its subsidiaries; (vii) all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights, and other intellectual property; (viii) all technical specifications; (ix) any proprietary information belonging to the Company or any of its subsidiaries; and (x) all of the Company's or any of its subsidiaries' computer hardware or software, training or instruction manuals and data and computer system passwords and user codes.

     8. Indemnification. If Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company or any of its subsidiaries against Employee), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Employee against all expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith. If both Employee and the Company or any of its subsidiaries are made a party to the same third-party action, complaint, suit or proceeding, then the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all reasonable attorneys' fees of such separate counsel. Further, while Employee is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Employee cannot be held liable to the Company or any of its subsidiaries for errors or omissions made in good faith, where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts that materially damage the business of the Company or any of its subsidiaries.

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

     9. Assignment; Binding Effect. Employee understands that Employee has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

     10. Complete Agreement. Except as expressly provided herein, this Agreement is not a promise of future employment. Employee has no oral understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

     11. Notice. Whenever any notice is required hereunder it shall be given in writing addressed as follows:

     To the Company:          PalEx, Inc.
                              6829 Flintlock Road
                              Houston, Texas 77040
                              Attention: President and General Counsel

     To Employee:             Howe Q. Wallace
                              1180 George Street
                              Bartow, Florida 33830

     Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 11.

     12. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or any part hereof.

     13. Dispute Resolution. Except with respect to injunctive relief as provided in Section 3(b), neither party shall institute a proceeding in any court or administrative agency to resolve a

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

dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party. If the dispute is not resolved within three weeks after a demand for direct negotiation, the parties shall attempt to resolve the dispute through mediation. If the parties do not promptly agree on a mediator either party may request the then chief judge of the Tenth Judicial Circuit of Florida to appoint a circuit mediator certified by the Supreme Court of Florida. If the mediator is unable to facilitate a settlement of the dispute within a reasonable period of time, as determined by the mediator, the mediator shall issue a written statement to the parties to that effect and any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in Section 4(b) and (c), respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

     14. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Florida.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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                              IFCO SYSTEMS N.V.



                              By: /s/ Edward Rhyne
                                  ---------------------------------------------
                                  Edward Rhyne, Executive Vice President


                              EMPLOYEE:

                              /s/ Howe Q. Wallace
                              --------------------------------------------------
                              Howe Q. Wallace

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